FNX IN DISCUSSIONS TO EXCHANGE EQUITY FOR DYNATEC’S INTEREST IN THE SUDBURY JOINT VENTURE AND AURORA PLATINUM

TORONTO: October 5, 2005 - FNX Mining Company Inc. (FNX-TSX/AMEX) announces that it is in discussions with Dynatec Corporation to exchange shares in FNX for Dynatec’s 25% interest in the Sudbury Joint Venture and Dynatec’s 50% interest in Aurora Platinum Corp.  In the potential transaction, FNX would exchange 20.5 million common shares, representing approximately a 26.2% fully diluted shareholding in FNX, for the Sudbury assets of Dynatec.

An announcement will be forthcoming by 5pm Eastern Time today when an agreement is either reached between the parties or if negotiations end without an agreement. However, there is no certainty that the transaction will be successfully concluded.

FNX has already obtained consent resolutions signed by the holders of 55.7% of its issued and outstanding common shares authorizing the transaction to occur.

Transaction

The material terms of the transaction currently being negotiated are as follows:

(a)

FNX acquires Dynatec’s 25% interest in the Sudbury Joint Venture and 50% interest in Aurora Platinum

(b)

FNX will issue 20,500,000 common shares of FNX (each, a “Common Share”) to Dynatec;

(c)

FNX and Dynatec will enter into a voting trust agreement with a term of three years pursuant to which votes attached to the Common Shares held by Dynatec will be voted in line with FNX board recommendations on various fundamental changes and initiatives (including, among other matters, mergers, acquisitions and the nomination of directors to the FNX board), such agreement ceasing to be in effect should Dynatec’s ownership stake in FNX decline below 10% on a fully-diluted basis;

(d)

Dynatec will enter into a standstill agreement with FNX having a three year term that restricts Dynatec’s ability to buy additional Common Shares;

(e)

Dynatec may only sell its Common Shares via a broad distribution and FNX will have a right to designate the purchasers of Common Shares to be sold by Dynatec for a period of 10 business days at a price to be mutually agreed upon by Dynatec, FNX and the investment dealer or syndicate of investment dealers selling such Common Shares  in the event that Dynatec elects to sell any of its Common Shares;

(f)

In the event that Dynatec wishes to distribute the Common Shares that it holds, FNX will take steps, at Dynatec’s cost, as are necessary to qualify by prospectus the distribution of such Common Shares;

(g)

Dynatec will have FNX board representation proportional to its fully diluted ownership position for a period of three years (such representation being dependent upon Dynatec maintaining an ownership stake in FNX of at least 10% on a fully-diluted basis);

(h)

FNX will purchase, at the option of Dynatec, C$10 million of Dynatec common shares in the next Dynatec offering of common shares to the public at the issue price of the offering, provided that the offering is for a minimum of C$100 million and is completed within 12 months of the closing of the acquisition; and

(i)

Dynatec will provide mining services at the Sudbury properties from the closing of this transaction until December 31, 2007, subject to FNX having control and direction over the services provided by Dynatec. Under the mining services agreement to be finalized by the closing of this transaction, Dynatec will be paid a fee on a cost reimbursement basis that includes a fixed and variable component.

Forward-looking Statement

This news release contains certain forward-looking statements, including statements about the acquisition by FNX of certain assets from Dynatec, the proposed terms and timing of the acquisition and the anticipated benefits of the acquisition to FNX.  These forward-looking statements are subject to a variety of risks and uncertainties beyond the company’s ability to control or predict, which could cause actual events or results to differ materially from those anticipated in such forward-looking statements, including risks relating to the parties’ ability to complete the acquisition and to obtain the necessary approvals, risks relating to FNX’s ability to realize the anticipated benefits of the acquisition and other risks disclosed in FNX’s filings with the SEC and Canadian securities regulators. Accordingly, readers should not place undue reliance on forward-looking statements.

For further information, please contact: FNX Website - www.fnxmining.com

Terry MacGibbon, President and CEO

Tel: 416-628-5922, Fax 416-360-0550, Email: tmacgibbon@fnxmining.com

Ronald P. Gagel, Vice President and CFO

Tel: 416-368-0990, Fax 416-360-0550, Email: rgagel@fnxmining.com

David Constable, Vice President, Investor Relations and Corporate Affairs

Telephone: 416-628-5938, Fax: 416-360-0550, Email: dwconstable@fnxmining.com,